UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2008

KeyOn Communications Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	74-3130469

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11742 Stonegate Circle
Omaha, Nebraska	68164

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

          On August 27, 2008, the Company, through its independent members of its board of directors, finalized the terms of a secured loan in the aggregate amount of $697,000 (of a total authorized $1,000,000) from certain of its present investors and certain of the senior management of the Company (the “Secured Loan”). The Secured Loan was arranged to fund the immediate working capital obligations of the Company and to allow the Company the time to arrange for longer term financing or pursue other strategic options. The terms of the Secured Loan are as follows: the Company will repay the principal amount together with compounded interest from the date of each Note on the unpaid principal balance at a rate equal to seventeen percent (17%) per annum, computed on the basis of the actual number of days elapsed and 365 days in a year. The Company is not required to pay interest until the principal is due. All unpaid principal, together with any then accrued but unpaid interest and any other amounts payable under the Secured Loan, shall be due and payable on the earlier of (i) the completion of a Change of Control (as defined below), (ii) the completion of a Sale of Securities Proceeds (as defined below) or (iii) November 30, 2008 (the “Maturity Date”). To the extent the Company is engaged in pending negotiations for either a Change of Control or Sale of Securities Proceeds transaction, the Company may extend the Maturity Date by sixty days. Three percent (3%) of the amount of the principal sum of the Secured Loan is retained by the investors in the form of a closing payment.

The Company agrees to satisfy in full the interest and principal due on the Secured Loans upon a Change of Control Transaction or Sale of Securities Proceeds.

          A “Change in Control Transaction” for the purposes of the Secured Loan means the occurrence of any of: (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company, (ii) a replacement at one time or over time of more than one-half of the members of Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date the Secured Loan closed), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company or the consolidation or sale of 40% or more of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of an agreement to which Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

          A “Sale of Securities Proceeds” for the purposes of the Secured Loan means funds received by the Company pursuant to the sale or a series of sales of any debt (not including any lines of credit) or Securities, including Common Stock or Common Stock

Equivalents, of the Company so long as such sale results in aggregate gross proceeds to the Company of $5,000,000 or more.

          In the event of a Change of Control Transaction, the Secured Loan shall be satisfied in the following manner: (i) if the consideration of the Change of Control Transaction is cash, the investors will receive cash in satisfaction of the amounts due pursuant to the Secured Loan, (ii) if the consideration of the Change of Control Transaction is a combination of cash or stock, the Secured Loan shall be repaid in cash, provided however, if the Change of Control Transaction does not permit the re-payment of the Secured Loan in cash, the Secured Loan shall be repaid in stock, at a price per share to be at an agreed upon discount to fair market value negotiated in good faith between the investors and the independent members of the Board of Directors, and (iii) if the consideration of the Change of Control Transaction is stock, the Secured Loan shall be repaid in cash or stock at the Company’s discretion, provided however, that if the Company decides to repay in stock, the price per share shall be at an agreed upon discount to fair market value to be negotiated in good faith between the investors and the independent members of the Board of Directors.

          The obligations of the Company pursuant to the Secured Loan are secured by all of the assets of the Company and its subsidiaries pursuant to a certain Loan and Security Agreement, subject to certain subordination obligations of the Company and its subsidiaries to other secured lenders. The Company may prepay any portion of the principal amount of the Secured Loan upon at least three business days’ notice to the investors.

          As certain investors who participated are members of management and the Board of Directors, this transaction as it relates to them is a Related Party Transaction. The independent members of the Company’s Board of Directors approved the terms and conditions of the Secured Loan. Of the aggregate principal amount of the Secured Loan of $697,000, Jerome Snyder, the Chairman of the Board and Director provided $100,000, Jonathan Snyder, Chief Executive Officer, President and Director provided $225,000 (of which $25,000 was through an affiliate), and Jason Lazar, Vice President and General Counsel (individually and through his affiliates) provided $125,000 in principal.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Please see the disclosure under Item 1.01 which is incorporated herein by reference.

(d) Exhibits

10.1	Form of Subordinate Secured Promissory Note

10.2	Form of Loan and Security Agreement

10.3	Form of Subsidiary Guarantee

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: September 3, 2008	By:

Name: Jonathan Snyder
Title: Chief Executive Officer